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                                                                  EXHIBIT 15.2



Shareholders and Board of Directors
Detroit Diesel Corporation


We have made a review, in accordance with the standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial statements of VM Motori S.p.A. and subsidiaries (not presented separately herein) for the quarter ended September 30, 1996 as indicated in our report dated October 18, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 is incorporated by reference in Registration Statements No. 33-84468, 33-84470 and 333-02024 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered the Registration Statement prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.


/s/ Reconta Ernst & Young
Bologna, Italy
October 18, 1996




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